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                  [VAVRINEK, TRINE, DAY & CO., LLP LETTERHEAD]



                                                                    EXHIBIT 23



                         INDEPENDENT AUDITORS' CONSENT


We hereby consent to the inclusion of our Independent Auditor's Report dated January 30, 2004 regarding the consolidated balance sheets of Southwest Community Bancorp and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2003, incorporated by reference in the Registration Statement on Form S-8 (Registration No. 333-113649) of the Southwest Community Bancorp 2002 Stock Option Plan, filed with the Securities and Exchange Commission.




/s/ VAVRINEK, TRINE, DAY & CO., LLP
-----------------------------------
Vavrinek, Trine, Day & Co., LLP


March 29, 2004
Rancho Cucamonga, California